September 29, 2008

Mr. Timothy Minard
REDACTED
REDACTED

Dear Tim,

This correspondence serves as confirmation of our offer of employment to you as GameTech International's Senior Vice President of Sales and Marketing and supersedes any prior offers. This position is important to our organization and we look forward to the contributions you will bring to GameTech and its Executive Team. Your start date will be within 30 days of acceptance of this offer.

Serving in the capacity of Senior Vice President of Sales and Marketing your responsibilities will include the overall organization and management of GameTech's sales and marketing activities. We are prepared to offer you a salary of $207,600 per year plus a sales commission that is a percentage of gross profit based on margin. With this position you will be eligible to participate in the Profit Sharing Plan. At the outset, we will offer a GameTech stock option grant of 100,000 shares -50% or 50,000 shares vest after two years and the other 50% or 50,000 shares vest at the end of four years.

GameTech also offers a rich benefits package including medical, dental, vision, disability and life insurance for yourself and your family. You will be eligible for these benefits the first of the month following 30 days of employment. You will also be eligible to enroll in our 40IK plan immediately with payroll deductions commencing October 1, 2008. You are also eligible for extensive and flexible moving expenses in accordance with GameTech's Relocation Policy. Many more benefits will be described in the Plan Package.

As was previously discussed, GameTech operates in a highly regulated environment. Your employment will not commence until our HR Department and our Compliance Department completes background investigations and approves your employment.

You may also be required to submit to multiple background investigations regarding your suitability for licensing in various gaming jurisdictions. Should you be found unsuitable or should you withdraw or refuse to complete and submit any licensing application your employment will terminate and all offers and agreements between you and GameTech will be voided.

We are truly pleased to have the opportunity to work with you and look forward to your participation with us. We wish you the best of success in your new position. This offer of employment (subject to our satisfactory due diligence as described above) is valid for a one week period. Please sign this correspondence to accept our offer.

Kind Regards,

/s/ Jay Meilstrup                             /s/ Tim Minard        9/29/08
Jay Meilstrup                                                                                              Tim Minard        Date
Chief Executive Officer